                                                                       EXHIBIT 7



                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

                                                                 FISCAL YEAR ENDED DECEMBER 31,
                                                            1996     1997     1998     1999     2000
                                                            -----    -----    -----    -----    -----
Ratio of earnings to fixed charges                          6.33X       --       --    0.88X    7.09X
Deficiency of earnings available to cover
 fixed charges (in millions of US dollars)                     --    124.4    169.4     2.9        --

     For purposes of calculating the ratio of earnings to fixed charges and the deficiency, if any, earnings consists of income (loss) before income taxes, minority interest, and equity in income (loss) of equity affiliates, plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consists of interest expensed and capitalized, plus amortization of capitalized expenses related to indebtedness, plus one-third of rental expenses on operating leases (such amounts representing the interest portion of rental expense). No preference dividends were made during the period indicated.

--------------------------------------------------------------------------------

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (in thousands of US dollars, except ratios)

                                                                           FISCAL YEAR ENDED DECEMBER 31,
                                                                 1996        1997        1998       1999       2000
                                                                -------   ---------   ---------   --------   --------
Income (loss) before income taxes and minority
 shareholders' interests                                        $47,813   $(119,266)  $(189,141)  $(37,971)  $219,923
Add Loss (income) in equity affiliates                               --       1,272      20,434     32,810     (7,588)
  Interest expensed                                               1,144      12,782      20,137     17,822     17,561
  Amortized capitalized expenses related to
   indebtedness                                                      --          --          --         18        362
  Estimated interest in rental payment                              715       1,395       1,323      1,593      1,585
  Amortization of capitalized interest                            2,001       4,101       5,295      6,054      8,184
                                                                -------   ---------  ----------   --------   --------
     Earnings available for fixed charges                       $51,673   $ (99,716)  $(141,952)  $ 20,326   $240,027
                                                                -------   ---------  ----------    -------   --------
Fixed Charges
  Interest expensed                                              $1,144   $  12,782     $20,137   $ 17,822   $ 17,561
  Interest capitalized                                            6,300      10,500       5,970      3,793     14,356
  Amortized capitalized expenses related to
   indebtedness                                                      --          --          --         18        362
  Estimated interest in rental payment                              715       1,395       1,323      1,593      1,585
                                                                -------   ---------  ----------   --------   --------
     Fixed charges                                              $ 8,159   $  24,677   $  27,430   $ 23,226   $ 33,864
                                                                -------   ---------  ----------   --------   --------

Ratio of earnings to fixed charges                                6.33X          --          --      0.88X      7.09X
Deficiency of earnings available to cover fixed charges              --     124,393     169,382      2,900         --